Exhibit 10.9

AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN

WESCO AIRCRAFT HARDWARE CORP. AND

HAL WEINSTEIN

This Amendment (this “Amendment”) to that certain Employment Agreement between Wesco Aircraft Hardware Corp. (the “Company”) and Hal Weinstein (the “Executive”) dated as of June 15, 2007 (the “Employment Agreement”) is made as of this 31st day of December, 2008 (the “Amendment Date”), by and among the Company and the Executive.  Except as set forth in this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

1.             Amendments to the Employment Agreement.  Effective as of the Amendment Date, the Employment Agreement is hereby amended as follows:

(a)   The following language is inserted at the end of Section 2(b) of the Employment Agreement:

“Each such annual bonus shall be paid no later than the last day that the annual bonus could qualify as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4).”

(b)   Section 4(b) of the Employment Agreement is amended as follows:

(i)    The following language is inserted immediately preceding “the Company shall” in the first sentence of Section 4(b) of the Employment Agreement:

“provided that such termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”),”

(ii)  The phrase “within sixty (60) days following the Date of Termination” in the first sentence of Section 4(b) of the Employment Agreement is amended and restated as follows:

“within sixty (60) days following the Executive’s Separation from Service”

(iii)  The following new Section 4(b)(iii) is added to the Employment Agreement:

“(iii)        Notwithstanding anything in the foregoing to the contrary, any portion of the amounts which would otherwise have been paid pursuant to Sections 4(b)(i) or (ii) before the first normal payroll payment date falling on or after the sixtieth (60th) day following the date of the Executive’s Separation from Service (the “First Payment Date”) shall be paid on the First Payment Date, and no payment pursuant to Section 4(b)(i) shall be paid later than December 31 of the second year after the Executive’s Separation from Service.”

(c)   Section 22 of the Employment Agreement is amended and restated as follows:

“22.        Section 409A.

(a)           For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(b)           Notwithstanding anything to the contrary in this Agreement, to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or paid reasonably promptly, but in no event later than December 31st of the year following the calendar year in which the expense was incurred.  In no event shall the Executive be entitled to any such reimbursement payments after December 31st of the year following the calendar year in which the expense was incurred.  Notwithstanding any other provision of this Agreement, in-kind benefits and reimbursements provided under this Agreement during one calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.

(c)           The compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.  To the extent that any compensation or benefits payable under this Agreement are deemed to be subject to Section 409A of the Code, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that any such action shall, to the greatest extent possible, preserve the economic terms of this Agreement, as long as such action does not result in additional cost to the Company.”

2.     No Other Amendment.  Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3.     Acknowledgement.  The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

4.     Governing Law; Counterparts.  This Amendment shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California.  This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment.  Signatures delivered by facsimile shall be deemed effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first above written.

WESCO AIRCRAFT HARDWARE CORP.

By:	/s/ George Hess
Name: George Hess
Title: Corporate Secretary

EXECUTIVE
By:	/s/ Hal Weinstein
Hal Weinstein